Exhibit 99.3

GOLDEN PARACHUTE PAYMENT WAIVER AGREEMENT

THIS GOLDEN PARACHUTE PAYMENT WAIVER AGREEMENT (this “Agreement”) is entered into as of this      day of             , 20    , by and among Carolina Bank Holdings, Inc. (the “Corporation”), Carolina Bank (the “Bank”), and                      (the “Executive”).

WHEREAS, the Corporation is a participant in the Capital Purchase Program (“CPP”). The CPP is a part of the Troubled Assets Relief Program (“TARP”), which was established by the United States Department of the Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”);

WHEREAS, EESA required that the Corporation, as a participant in the CPP, establish and comply with certain standards for executive compensation;

WHEREAS, The American Recovery and Reinvestment Act of 2009 (“ARRA”) amended in its entirety the executive compensation provisions of EESA and directed the Secretary of the Treasury to establish executive compensation standards applicable to TARP recipients, including the Corporation;

WHEREAS, on June 15, 2009, the Secretary of the Treasury promulgated an interim final rule under 31 C.F.R. Part 30 (the “Interim Final Rule”), which sets forth these executive compensation standards. The EESA executive compensation standards, as amended by ARRA, and the standards and guidance set forth in the Interim Final Rule are collectively referred to in this agreement as the “TARP Compensation Standards”; and

WHEREAS, among others, the TARP Compensation Standards prohibit the Corporation or the Bank from making any Golden Parachute Payment to any of its Senior Executive Officers (“SEOs”) or any of the next five Most Highly Compensated Employees throughout the period that the Treasury holds an equity or debt position in the Corporation pursuant to the CPP (the “CPP Covered Period”). The terms “SEO,” “Most Highly Compensated Employee,” and “Golden Parachute Payment” are used with the same meaning as defined in the TARP Compensation Standards.

NOW, THEREFORE, to comply with the TARP Compensation Standards, and in consideration of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Bank, and the Executive agree to the following:

1. Term. This Agreement shall be in force and effective throughout the CPP Covered Period.

2. No Golden Parachute Payments. Provided the Executive is an SEO or one of the next five Most Highly Compensated Employees of the Company, the Executive is prohibited from receiving any Golden Parachute Payment from the Company or the Bank during any CPP Covered Period.

3. Continued Cooperation. The Company is also required to review its SEO and employee compensation plans to ensure that the plans do not encourage unnecessary and excessive risk taking and manipulation of reported earnings during the CPP Covered Period. To the extent any such review requires revisions to any benefit plan with respect to the Executive, the Executive, the Bank, and the Company agree to negotiate such changes promptly and in good faith.

4. Waiver and Release. Executive waives and releases any and all claims, actions, claims for relief, and causes of action Executive has or may have hereafter against the Company and/or the Bank arising from or asserted under the provisions of this Agreement. This waiver and release shall terminate and be of no prospective effect (but shall remain applicable to claims existing immediately prior to such termination) at such time as the Company and Bank are no longer subject to the TARP Compensation Standards.

5. Miscellaneous. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the laws of the State of North Carolina. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. This Agreement shall bind and inure to the benefit of the parties and each of their respective affiliates, legal representatives, heirs, successors, and assigns. The headings of sections of this Agreement have been included for convenience or reference only. The headings shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

IN WITNESS WHEREOF, the Company, the Bank, and the Executive have executed this Agreement as of the date first written above.

THE EXECUTIVE
CAROLINA BANK HOLDINGS, INC.

By:

Its:

CAROLINA BANK

By:

Its: